(PROPOSED FORM OF NOTICE)

               SECURITIES AND EXCHANGE COMMISSION
                  (Release No. 35-    , 70-   )


     Eastern Utilities Associates ("EUA"), a registered holding company, has filed a declaration with this Commission pursuant to

Sections 9(a), 10, 12(b), 12(f) and 13 of the Public Utility

Holding Company Act of 1935 (the "Act") and Rules 45(a), 90 and

91 promulgated thereunder.



     To the extent not exempted from prior Commission

authorization, EUA seeks authorization from the Commission to acquire the Shares for $1,000 from Energy Services, to make

Investments in Energy Services in an aggregate amount not to exceed $3,000,000, plus provide further credit support for Energy

Services or the LLC in forms including, but not limited to

guarantees and other forms of credit support in an aggregate amount with Investments not to exceed $15,000,000.  To the extent not exempted from prior Commission authorization, EUA also

requests authorization for Energy Services from time to time (i)

to issue securities to EUA in connection with the Investments and

(ii) to make investments in and provide credit support to the LLC upon such terms as it deems appropriate on the basis of the

market conditions that exist when such investments are made or credit support is furnished.  EUA also requests authorization for the LLC to issue securities to Energy Services to the extent that such issuances are not exempted from prior Commission

authorization.



     The source of the funds for Investments and credit support by EUA will be short-term borrowings under the EUA System's

existing bank lines of credit, internally generated cash, and by repayment of the funds advanced to Energy Services.



     EUA proposes and hereby requests authorization to borrow

funds through the period ending December 31, 1999 through the issuance and sale of short-term notes to banks ("Notes") in

aggregate amounts outstanding at any one time not to exceed $15 million.  The Notes will be issued to banks and renewed from time to time as funds are required prior to December 31, 1999 provided no such notes will mature after September 30, 2000.



     Notes will be issued to banks pursuant to informal credit

line arrangements which provide for borrowings at a floating prime rate or at available fixed money market rates.  Notes will mature in not more than one year from the date of issuance.

Notes bearing interest at the floating prime rate will be subject to prepayment at any time without premium.  Notes bearing

interest at available money market rates, which in all cases will be less than the prime rate at time of issuance, will not be prepayable.

     Credit lines with banks are subject in some cases to

commitment fees.  The existing bank credit lines expire at June

30, 1996 and their continued availability is subject to

continuing review by the banks involved.  Bank credit lines and arrangements may be increased or decreased or changed and

additional lines may be obtained from other banks not shown on the exhibit.



     The existing credit line arrangements provide for borrowing at the prime rate or money market rates together with a

commitment fee equal to 3/16 of 1% multiplied by the line of credit.

     EUA requests authorization for the LLC, on the one hand, and the associate companies in the EUA system (other than Blackstone

Valley Electric Company, Eastern Edison Company, Newport Electric

Corporation, Montaup Electric Company (the "Utility Subsidiaries")

and EUA Service Corporation), on the other, to provide services to each other at market prices or on terms no less favorable to the LLC or the associate company than if the transaction had been entered into with an independent third party pursuant to an exception from the requirements of Section 13(b) and Rule 90 and 91 thereunder.

The LLC may provide goods or services at cost to EUA Service

Corporation and the Utility Subsidiaries.  EUA Service may provide goods or services to the LLC at cost.



     NOTICE IS FURTHER GIVEN that any interested person may, not later than _______________, 1996, request in writing that a

hearing be held on such matter, stating the nature of his

interest, the reasons for such request, and the issues of fact or law raised by said application/declaration which he desires to controvert; or he may request that he be notified if the

Commission should order a hearing thereon.  Any such request should be addressed:  Secretary, Securities and Exchange

Commission, 450  5th Street, N.W., Judiciary Plaza, Washington,

D.C. 20549.  A copy of such request should be served personally or by mail upon the applicant/declarant at the above-stated

address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the

request.  At any time after said date the application/declaration,

as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and

Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate.  Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.



     For the Commission, by the Division of Corporate Regulation,

pursuant to delegated authority.


                                   Secretary